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Exhibit 12.1
CALCULATION OF EARNINGS TO FIXED CHARGES RATIO SUCCESSOR
COMPANY
Excluding the results of the generation business
                                                                                YEAR ENDED MARCH 31
                                                                         1999                 1998
                                                                (POUND)           $          (POUND)
                                                                           (Amounts in millions)
Earnings
Pretax income from continuing operations                              62         100             5
Adjustments to include distributed income
  of less than 50% owned persons                                       -          -              -
Add: Amortization charge on capitalized
  interest                                                             -          -               -
Less: Interest capitalized in the period                               -          -               -
Total earnings before fixed charges                                   62          100             5
Fixed charges
Interest expense                                                     126          203           117
Interest capitalized                                                   -           -              -
Total fixed charges                                                  126          203           117
Total earnings and fixed charges                                     188          303           122
Ratio of earnings/fixed charges                                       1.4         1.4           1.0

Including the results of the generation business
YEAR ENDED MARCH 31
                                                                           1999            1998
                                                                   (POUND)           $          (POUND)
                                                                          (Amounts in millions)
Earnings
Pretax income from operations                                          68         110                16
Adjustments to include distributed income
  of less than 50% owned persons                                       -           -                  -
Add: Amortization charge on capitalized
  interest                                                             -           -                  1
Less: Interest capitalized in the period                               -           -                  -
Total earnings before fixed charges                                    68         110                 17
Fixed charges
Interest expense                                                      129         208                121
Interest capitalized                                                    -           -                  -
Total fixed charges                                                   129         208                121
Total earnings and fixed charges                                      197         318                138
Ratio of earnings/fixed charges                                       1.5         1.5                1.1
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